Exhibit 99.2

Investor Relations

eOn Communications

800-955-5321

investorrelations@eoncc.com

For Release 3:00 PM ET, August 20, 2013

New Product Launch – IT Expo August 27, 2013

CORINTH, MS (August 20, 2013) - eOn Communications Corporation (NASDAQ:EONC) announced it’s wholly owned subsidiary, Cortelco Incorporated, will launch a newly expanded line of Cortelco brand IP telephones at IT Expo in Las Vegas August 27th. Included in the launch is the new D-900 Android based touch screen phone, a new Gigabit phone and a model optimized for use in call centers. These models are the latest addition to the C-Series line from Fanvil, for which Cortelco has exclusive North America rights.

This announcement, together with eOn’s recent divestiture of their legacy PBX business, is further evidence of the company’s expansion into IP voice, and IP based security products through its Cortelco business unit.

eOn’s Principal Executive Officer, Stephen Swartz, states, “With the recent sale of our legacy PBX business now complete, we are better able to apply our resources in an efficient and focused manner on emerging technologies such as the C-Series, as well as our 2N line of IP based access control and paging products.” Swartz added, “We strongly believe the C-Series is technically as good as, or better than, competitive offerings but at a more competitive price, which makes it a better overall value for both our distributors and their customers.”

About eOn Communications

eOn Communications Corporation (NASDAQ: EONC) is a global provider of innovative communications solutions. With over 20 years of telecommunications expertise, eOn solutions enable customers to leverage advanced technologies to communicate more effectively. Our offerings are built on reliable open architectures that enable easy adoption of emerging technologies, such as Voice over Internet Protocol.

www.eoncc.com

About Cortelco Incorporated

Cortelco is a wholly owned subsidiary of eOn Communications Corporation. Cortelco sells a complete line of IP and analog phones, as well as IP based security and paging systems for commercial, institutional and government users. Cortelco sells its products through some of the largest stocking distributors in the U.S., collectively having hundreds of locations and thousands of sales and technical support people. www.cortelco.com

Note:

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties, including technical and competitive factors, which could cause the Company’s results and the timing of certain events to differ materially from those discussed in the forward-looking statements. Such risks are detailed in eOn Communications Corporation’s most recent Form 10-Q filing with the Securities and Exchange Commission.